UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 16, 2007

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd, Suite 500, Chattanooga, TN 37421-6000
(Address of principal executive office, including zip code)

423.855.0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

CBL & Associates Properties, Inc. (“CBL”) closed on two separate transactions with the Westfield Group (“Westfield”) on October 16, 2007, involving four malls located in the St. Louis, MO area. In the first transaction, Westfield contributed three malls to CW Joint Venture, LLC (“the JV”), a CBL-controlled joint venture, and CBL contributed six malls and three associated centers.  In the second transaction, CBL directly acquired the fourth mall, Chesterfield Mall, from Westfield. The total value of the three malls contributed to the JV by Westfield plus the mall that was directly acquired by CBL is approximately $1.03 billion. CBL, either independently or through the JV, assumed total debt of approximately $458.2 million with a weighted average fixed interest rate of 5.73% secured by the four Westfield malls and paid approximately $161.8 million in cash, excluding closing costs. In addition, Westfield received approximately $404.1 million of perpetual preferred joint venture units (“PJV units”) of the JV.

The PJV units of the JV are to pay an annual preferred distribution at a rate of 5.0%. CBL will have the right, but not the obligation, to purchase the PJV units following the fifth anniversary of the closing at liquidation value, plus accrued and unpaid distributions. CBL is responsible for management and leasing of the JV’s properties and owns all of the common units of the JV, entitling it to receive 100% of the JV’s cash flow after operating expenses, PJV unit distributions and debt service payments.

The press release announcing this transaction is attached as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The financial statements of the acquired malls are not included in this report, but will be filed in an amendment to this Form 8-K by January 2, 2008.

(b)	Pro Forma Financial Information

The pro forma financial information related to the acquired malls is not included in this report, but will be filed in an amendment to this Form 8-K by January 2, 2008.

(c)	Exhibits

99.1	Press Release – CBL Completes $1.03 Billion Transaction to Gain Control of Four Leading St. Louis Area Regional Malls

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ John N. Foy

John N. Foy

Vice Chairman of the Board, Chief

Financial Officer and Treasurer

Date: October 22, 2007